Exhibit 99.1

                                                                      [WACHOVIA]
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News Announcement

                                                        Wachovia Corporation
                                                        Atlanta, GA  30383
                                                        Winston-Salem, NC  27150
For Additional Information:
Robert S. McCoy, Jr.
Chief Financial Officer, 336-732-5926

Marsha L. Smunt
Investor Relations, 336-732-5788

March 30, 2001

 Wachovia Concludes Analyst/Investor Conference with Five-Year Income Projection
         And Comments on 2001 Earnings Expectations for Quarter and Year

     Wachovia Corporation (NYSE:WB) concluded its two-day Analyst and Institutional Investor Conference on Thursday, March 29, in Winston-Salem, N.C., with a five-year projection for a compounded annual growth rate in pretax operating income of 14 percent.

     "The business units presented forecasts that collectively deliver baseline profit contribution supporting this projection," said Robert S. McCoy Jr., vice chairman and chief financial officer.

     The five-year projection was based on the strategy and execution plans of Wachovia's three primary lines of business - Asset and Wealth Management, Corporate Financial Services and Retail Financial Services - as well as strong market execution, operational support and exceptional risk management.

     "Companies like Wachovia, seeking high-quality relationships with customers, will move to higher levels of service, more precise delivery of product, greater knowledge about customer needs and flexibility in product development and delivery," said L.M. Baker Jr., chairman and chief executive officer. "This thinking is at the core of Wachovia's strategy and has been the focus of growth initiatives and realignment in recent years. The result is a company with excellent lines of business precisely pointed in the right direction and poised to grow."

     McCoy also discussed the near-term outlook for Wachovia's earnings per share for the first quarter and the full year 2001. McCoy said he was "comfortable with an EPS range of $1.17 to $1.22" for the quarter. For the year he said he expected the company to post EPS in the lower half of a $5.20 to $5.60 range.

     A replay of the conference is available until April 4 at www.wachovia.com/investor/conference.asp. The presentation materials are available on the Web site. RealPlayer software is needed to listen to the audio portion. Wachovia is making 8-K filings with the Securities and Exchange Commission of the slides used during the conference.
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Wachovia Concludes Analyst / Investor Conference
Page 2


     Wachovia Corporation, with dual headquarters in Atlanta and Winston-Salem, N.C., is a leading financial holding company serving regional, national and international markets. As of Dec. 31, 2000, Wachovia had assets of $74 billion. Member companies offer consumer and commercial banking, bank card, asset and wealth management, capital markets and investment banking, community development finance, brokerage and insurance services. Wachovia Bank, N.A. has more than 650 offices and 1,350 ATMs primarily in Florida, Georgia, North Carolina, South Carolina and Virginia.



This news release contains forward-looking statements regarding Wachovia Corporation. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in Wachovia's filings with the Securities and Exchange Commission.